Homeland Holding Corporation
                  Wayne S. Peterson Stock Option Agreement


           This Stock Option Agreement ("Agreement") is made the      day of
         , 1998, by and between Homeland Holding Corporation, a Delaware corporation ("Holding"), and Wayne S. Peterson ("Holder").

                                Recitals

           A. The Holder and Homeland Stores, Inc., a Delaware corporation ("Stores"), are parties to that certain letter agreement dated July 2, 1998 ("Employment Agreement"), under which the Holder will become an officer and an employee of Holding and Stores. Stores is a wholly- owned subsidiary of Holding.

           B. To induce the Holder to enter into the Employment Agreement, Holding has committed to grant the Holder the option to purchase an aggregate of 50,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of Holding.

           C. This Agreement sets forth the terms and the conditions on which Holding is granting such option to the Holder.

           For good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, Holding and the Holder agree as follows:

          1. Grant of Stock Option. Holding hereby grants to the Holder the option ("Option") to purchase an aggregate of 50,000 shares of Common Stock of Holding on the terms and subject to the conditions contained herein.

           2. Purchase Price. The purchase price of the shares of Common Stock subject to the Option shall be equal to the last sales price on the date on which the Holder commences employment as an officer and an employee of Holding and Homeland or, if no shares were traded on such date, on the immediately preceding date on which shares were traded

           Upon any exercise of the Option, unless otherwise permitted, the Holder shall pay in cash the purchase price with respect to the shares of Common Stock for which the Option is then being exercised in cash. The Board of Directors of Holding ("Board") or, if there is a Stock Option Committee ("Committee"), the Committee may permit the Holder (a) to pay such purchase price by transferring to Holding shares of Common Stock equal in value (as determined by the Board or, if there is a Committee, the Committee) to the purchase price or (b) to pay in cash the aggregate par value of the shares of Common Stock for which the Option is then being exercised and to pay the balance of the purchase price on terms and subject to conditions determined by the Board or, if there is a Committee, the Committee.

          3. Option Vesting Schedule. The Option shall be exercisable as follows:

                Number of Shares     First Date of Exercise

                     10,000        First Anniversary of Date of Employment
                     10,000        Second Anniversary of Date of Employment
                     10,000        Third Anniversary of Date of Employment
                     10,000        Fourth Anniversary of Date of Employment
                     10,000        Fifth Anniversary of Date of Employment

           The First Date of Exercise shall mean, with respect to each group of shares of Common Stock covered by the Option, the date on which the Option becomes exercisable with respect to such shares of Common Stock. Such shares may be purchased either in whole or in part at any time and from time to time on or after the First Date of Exercise and prior to the Expiration Date (as defined below).

           If there is a Change in Control (as defined below), the Option shall be immediately exercisable in its entirety and the Holder shall have the right to exercise the Option in its entirety at any time and from time to time prior to the Expiration Date. The term "Change of Control" means (a) the earliest date a new shareholder or a related group of new shareholders acquires beneficial ownership of 30% or more of the then issued and outstanding Common Stock, (b) the date on which Holding ceases to own all of the issued and outstanding capital stock of Stores or (c) the date on which Holding or Stores disposes of 50% or more of its assets.

           The Board or, if there is a Committee, the Committee may also accelerate the vesting of the Option.

          4. Term of Option. The Option shall expire and terminate on the earliest of (a) ten (10) years from the date the Option is granted; (b) termination of the employment of the Holder as an officer and an employee for Cause (as defined in the Employment Agreement); and (c) forty-five (45) days after the termination of the employment of the Holder as an officer or an employee other than for Cause ("Expiration Date").

           If the Holder dies or becomes disabled during the period in which the Holder is an officer or an employee of Holding or within the period of time, if any, after termination of such employment during which the Holder is entitled to exercise the Option, the legal representative of the Holder shall have the right to exercise the Option.

           The Holder shall have none of the rights of a stockholder with respect to the shares of Common Stock subject to the Option until the date of issuance of the shares to the Holder and only after such shares are fully paid.

           5. Nontransferability. The Option is not assignable or transferable by the Holder, other than by will or the laws of descent and distribution. During the life of Holder, the rights of the Holder under this Agreement may be exercised only by the Holder. Any attempted assignment or transfer, voluntarily or by operation of law, that is not permitted by this
Section 5 shall be null and void and without effect.

           6. Adjustments. The Board, or, if there is a Committee, the Committee may adjust the number and the kind of shares covered by the Option and the price per share thereof as the Board or the Committee, as the case may be, determines, in its sole discretion and in good faith, is equitably required to prevent dilution or enlargement of the rights of the Holder that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Holding;
(b) any merger, consolidation, separation, reorganization or partial or complete liquidation; or (c) any other corporate transaction or any other event having an effect similar to any of the foregoing events.

           No fractional shares shall be issuable upon any exercise of the Option following an adjustment and the aggregate purchase price shall be appropriately reduced on account of any fractional share not issued.

           7. Investment Intent. The Holder represents and agrees for the Holder and the Holder's legal representatives that any shares of Common Stock or other securities purchased under the Option will be acquired for investment only and not with a view to distribution.

           8. Exercise of Option. The Option may be exercised by delivering to the Secretary of Holding notice in writing (in form satisfactory to Holding) of the Holder's election to exercise the Option for a specified and permitted number of shares of Common Stock and by paying the purchase price for the shares of Common Stock for which the Option is then being exercised.

            9.      Governing  Law;  Interpretation.    This Agreement shall
be subject to, and governed by, the internal laws of the State of Oklahoma, irrespective of the fact that one or more of the parties now is, or may become a resident of, a different state.

           The interpretation and the construction by the Board or, if there is a Committee, the Committee of any provision of this Agreement and any determination by the Board or, if there is a Committee, in connection herewith shall be final and conclusive. No member of the Board or the Committee, if any, shall be liable for any action or any determination taken or made in good faith.

            10. Section Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction or the interpretation of this Agreement.

           IN WITNESS WHEREOF, Holding and the Holder have executed and delivered this Agreement on the date first above written.

                                    Homeland Holding Corporation


                                    By:       /s/  David B. Clark
                                         David B. Clark
                                         President and Chief Executive Officer



                                              /s/  Wayne  S. Peterson
                                         Wayne S. Peterson